                                                            Exhibit 8.02
                                                            ------------


                   [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]



                               November 13, 1995



Ameren Corporation
c/o Union Electric Company
1901 Chouteau Avenue
St. Louis, Missouri  63103

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Ameren Corporation (formerly Arch Holding Corp., "Holdings"), a Missouri corporation 50% owned by each of Union Electric Company, a Missouri corporation ("Union Electric"), and CIPSCO Incorporated, an Illinois corporation ("CIPSCO"), relating to (i) the merger of Arch Merger Inc., a Missouri corporation and a wholly owned subsidiary of Holdings, with and into Union Electric and (ii) the merger of CIPSCO with and into Holdings (collectively, the "Mergers").

          We have participated in the preparation of the discussion set forth under the heading "THE MERGERS -- Certain Federal Income Tax Consequences" in the joint proxy statement and prospectus that is part of the Registration Statement. In our opinion, such discussion in so far as it relates to the federal income tax consequences of the Mergers to CIPSCO and the holders of CIPSCO Common Stock is accurate in all material respects.

          We consent to the use of this opinion as Exhibit 8.02 to the Registration Statement and to the reference to our firm under the heading "THE MERGERS -- Certain Federal Income Tax Consequences" in the proxy statement and prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                    Very truly yours,

                    /s/ JONES, DAY, REAVIS & POGUE